Exhibit 99.2

Shengkai Innovations to Report Fourth Quarter and FY 2010 Results on September 29th

TIANJIN, China, Sep. 27 /PRNewswire-Asia-FirstCall/ — Shengkai Innovations, Inc. (Nasdaq: VALV; "Shengkai Innovations" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that the Company will report fourth quarter and fiscal year 2010 financial results before the market opens on September 29th.

The Company will host a conference call, to be simultaneously webcasted, on Wednesday, September 29th, 2010 at 8:00 a.m. Eastern Daylight Time / 8:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 800-870-0816 (China), +1-866-242-1388 (North America) or +852-2759-8661 (International) approximately five to ten minutes before the call start time. A live Web cast of the conference call will be available at http://tinyurl.com/VALV-Q4-FY2010-Conference-Call ..

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy, and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shengkai Innovations, Inc.
   David Ming He
   Chief Financial Officer
   Phone: +86-22-5883-8509
   Email: ir@shengkai.com
   Web:   http://www.shengkaiinnovations.com